Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 18, 2010, except for Note 13, as it pertains to the forbearance agreement, as to which the date is June 30, 2010 (relating to the combined financial statements and financial statement schedule of CS Properties for the year ended December 31, 2007), in Amendment No. 2 to the Registration Statement on Form S-11 (Form S-11 No. 333-166733) and Related Prospectus of Clearview Hotel Trust, Inc. dated July 16, 2010.

/s/ Ernst & Young LLP

Cincinnati, Ohio

July 16, 2010